Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-126867) pertaining to the MPC Corporation 2001 Equity Incentive Plan and the MPC Corporation 2004 Equity Incentive Plan, Registration Statement (333-128846) of MPC Corporation on Form S-3, and Registration Statement (No. 333-138529) of MPC Corporation on Amendment No. 4 to Form S-3/A of our report dated April 14, 2008 with respect to the consolidated financial statements of MPC Corporation included in the Annual Report on Form 10-K for the year ended December 31, 2007.

Ehrhardt Keefe Steiner & Hottman PC

April 14, 2008

Denver, Colorado